Calculation of Filing Fee Tables
S-8
Target Hospitality Corp.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, $.0001 par value per share ("Common Stock")	Other	4,000,000	$ 17.87	$ 71,480,000.00	0.0001381	$ 9,871.39
Total Offering Amounts:						$ 71,480,000.00		$ 9,871.39
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 9,871.39
Offering Note
[1]	1a. In accordance with Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement on Form S-8 shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions. 1b. Represents 4,000,000 additional shares of the Registrant's common stock, par value $0.0001 per share (the "Common Stock"), available for issuance under the Target Hospitality Corp. 2019 Incentive Plan, as amended (the "Plan"), pursuant to the amendment of the Plan approved by the Registrant's stockholders at the Registrant's Annual Meeting of Stockholders on May 21, 2026. 1c. Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act, and based upon a price of $17.87 per share of Common Stock, which is the average of the high and low price of the Common Stock as reported by the Nasdaq Capital Market on May 14, 2026.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources